Exhibit 99.2


                 1Q 2004 EARNINGS CONFERENCE CALL
           Remarks of Thomas O. Ryder, Chairman and CEO
                         October 30, 2003

      Good morning, and thank you for joining us.

      On our last call, I told you about a new, two-year operating plan. Today I am going to take you through our first-quarter results. I think it will also be useful to look at some of the metrics that we established to help us chart the progress of that plan.

   A couple of things to keep in mind:

   - We said this year will include incremental investments of $20 million to help drive revenue growth in Fiscal `05 and beyond. Much of this will be expensed during the first half.

   - We said that we would remove $70 million in fixed costs by 2005, mainly through the reduction of 580 positions. A majority of these reductions should be completed by the end of the first half.

   - We said results for Fiscal 2004 would be flat to slightly down in revenues, profits and EPS. We said that the first half would be down versus the prior year, mainly because cost savings and the revenue from investments will not begin to hit the P&L until the second half.

      The first quarter is small for us, with seasonally light activity, largely because of the business cycles of Books Are Fun and QSP. Both companies have little activity in July and August. During those early months, they, along with our other businesses, primarily invest to gear up for the second quarter. The second quarter typically represents more than 80 percent of earnings and cash flows for the Company.

      For the first quarter, we recorded a loss of $0.14 per share, compared with a loss of $0.05 per share last year. Those results were in line with our expectations and consistent with our full year EPS guidance of $0.75 to $0.85.

      Revenues were off 4 percent in the quarter, to $495 million, while profits declined $15 million to a loss of $13 million.

      Cash flow trends continued strong. During the first quarter, when we typically use a lot of cash, we had a use of $71 million. This was an improvement of $14 million versus a year ago.

   Results from operations are as follows:

   First:  International

   Most of the decline in total company revenue was driven by International, where revenues fell by 6 percent.

   The plan for restoring profitability in our International Businesses calls for lower revenues and profits in the first half as we reduce mail quantities, streamline processes, consolidate regions, and exit marginal businesses all to restore stability.

   All of this is designed to reduce risk, achieve better execution, lower costs and improve profitability. We expect to see a year over year profit improvement in the second half.

   It is still very early in this plan, but our international program is off to a good start:

      - For the first time in six quarters, International has achieved its internal forecast.

      - The two new regions that were created from the combination of 12 European markets are up and running, with encouraging results, and significantly reduced costs.

      - We are making progress with our re-engineering plans in our three largest markets, Germany, the United Kingdom and France. We are eliminating operating inefficiencies, improving product and promotion flow, and reducing overhead.

      - By December, International overheads and staff levels will be lowered by more than 20 percent from last year.

      - In the quarter, almost three fourths of mailings in Europe were on or above plan versus about half during the same period a year ago. So, we are beginning to get more predictability in our response rates.

      What does all this mean? Recently, an employee asked me an excellent question loaded with double negatives: "Aren't we lowering our expectations, and won't this bring us lower results?" The answer to both is yes. Yes, we are consciously lowering expectations. And, yes, we will get lower results, in terms of revenue. However, we are creating a simpler, less intense, more tightly controlled business - lower revenue but at higher margins. Some of that margin should fall to the bottom line resulting in steady International profit growth and some of the margin will be used to fund growth initiatives.

Here are some other international developments:

      - We are planning new Reiman-inspired magazine launches in the United Kingdom and Brazil, scheduled for the second half of the year.

      - We have evaluated several new countries for BHE and will be testing two of them in the second quarter. These markets are in Central Europe, where we have had very successful launches in the past.

      - The Books Are Fun rollout in Spain is on track and we are evaluating two potential additional markets.

      - We are also testing our most successful U.S. Children's continuity series in the U.K. and Germany.

   The International business still has issues. Certain markets are better off than last year, like Poland and Mexico, while others remain soft, like Germany and France. But it feels like the worst is over and the business has a lot of strength left in it.

      Second,

Reader's Digest North America

      Revenues at the North America unit were off by 4 percent in the first quarter, although profits improved by 14 percent. The main reasons were increased margins for the Reader's Digest magazines and improved profits at U.S. BHE and Canada.

      For the first time in quite a while, we actually had profits at U.S. BHE. This was the result of lower costs as well as stronger performance. We saw improvement in reading series mailings, and we also had some strong music mailings. The progress is gratifying here, but we still have lots more work to do.

      Margins improved at US Reader's Digest magazine in the quarter as the strategic rate base reduction led to improved circulation profitability. These gains offset lower revenues from advertising pages - pages were down 6 percent - and from newsstand sales. The entire industry is currently suffering from soft newsstand performance and it has affected all of our magazines.

      Here are some more details from the quarter:

      - Reader's Digest Canada had a very strong quarter. It has solid new promotions and products. The test of our new
         Reiman-inspired magazine, Our Canada, achieved better-than-expected results and it is proceeding toward a January launch.

      - Reiman had a fairly soft quarter with revenues flat and profits down on a small base. Revenues and profits were hurt by weak newsstand sales and softness in The Country Store catalog business. We are investing in more new subscriber acquisition and in the launch of several new products. Three new products had successful tests and have just been launched or soon will be. These include Backyard Living magazine, which will debut in January. The Favorite Brand Name Recipes Annual, which will be shipped in the second quarter. And, a newsstand concept, called a "bookazine," which is a $9.99 recipe collection being sold now with very good results at Wal-Mart stores.

      - And finally, RD specials, our supermarket check-out publications, are approaching their first anniversary. Results have been very strong. Distribution has grown as we added racks, and sell-through is robust despite general newsstand weakness. Most of the best-selling concepts for the RD Specials have come from Reiman.

      Finally, Consumer Business Services. It reported flat revenues of $85 million while losses increased by $4 million to a total of $14 million.

      This is a small quarter for both Books Are Fun and QSP, as the first quarter represents roughly 10 percent of their
full-year revenues.  They were both down somewhat.    And, the
trend has continued early in the second quarter.

      Most activity in the first quarter is spent preparing for the second. This year, QSP and Books Are Fun have made significant additions to their sales forces. New representatives take several months - or up to a year, in the case of QSP - before we see a payback. So, this initiative will burden the profits of both businesses this year. This negative is compounded by the fact that Books Are Fun lost an unusual number of experienced reps in August, and this has contributed to the slower start than we expected.

      We are, however, proceeding with significant growth initiatives at each business.

      At QSP, we are going after high school, college and non-school fundraising accounts.

      At Books Are Fun, we are rolling out jewelry fairs, art fairs and bath and beauty fairs. And, a new business called
Reiman Taste of Home parties is being tested.

      Now, I would like to come back to the key metrics that were outlined on last quarter's call. We identified 15 for the year.
Some of them lend themselves to review after just one quarter.
So, let's look at those:

      - Through the close of the quarter, the company was on track to achieve free cash flow in excess of $162 million.

      - We are also on track to achieve year-end net debt reduction to below $700 million...

      - We are on track to achieve breakeven or better profits at U.S. BHE...

      - And, we are on track to reduce company-wide overheads by $70 million by the end of next year.

      - Most of the investment-related metrics, including a 10 percent increase in sales force at QSP, two North American and two international magazine tests, and the launch of Books Are Fun in Spain, were tracking on or ahead of plan.

      - The metric to achieve a 10 percent increase in sales staff at Books Are Fun was trending behind schedule, and this contributed to slower first-quarter BAF revenue growth.

      Our other metrics are dependent on second-quarter and second-half results. We will update you on these as the year progresses.

      So, what does the full year look like?

      No change from our full year guidance.

      However, a few cautionary notes. We do not see economic improvement in any of our markets yet. Our customers continue to be highly selective and price sensitive. We see this in the slow starts that concern us at QSP and Books Are Fun. And, while we see it in our core businesses, we are still encouraged by signs of increasing stability in both the North American and International divisions. We knew this year would be tough, and it is. But, we are committed to a two-year plan to get this business back on track and we're feeling good about that.

      I would like to close by commenting about a non-operating event that happened during the quarter. As most of you know, we successfully completed the secondary offering for The Wallace Foundation, which sold the last of its longstanding stake in Reader's Digest.

      This is significant because it represents the end of an era, and the beginning of a new one. Now, the Company has more diverse ownership than ever before. By the way, this also represents the close of a two-year period of stress on our stock price, a time in which the Foundation and the charities sold more than 30 million shares into the market.

      The investment community responded well to the secondary offering. Demand for the stock was three times the number of shares offered. Our investor presentation had several simple messages, which I would like to leave you with today.

Reader's Digest has all of the following:

      - ... it has strong free cash flow with only limited capital requirements.
      -  ... it has low valuation relative to the market and peer group.
      - ... it has significant margin improvement opportunity in the core business.
      - ... and, it has diverse businesses with strong, stable cash flows - and growth potential.

      As we continue to implement our plan amid all the economic and business challenges out there, I think these are important things to keep in mind.

      Now I would like to introduce our intrepid CFO, Mr. Mike
 Geltzeiler.

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